Exhibit 10.2

800 South Street, Suite 230

Waltham, MA 02453

+1 617 375-3006

greatelmcap.com

May 9, 2019

Mr. Brent J. Pearson

0 Cronin Way

Woburn, MA 01801

Dear Mr. Pearson:

This offer letter (the “Offer Letter”) sets forth the terms of your employment as of the date hereof (the “Effective Date”) as interim Chief Financial Officer of Great Elm Capital Group, Inc. (the “Company”).  Upon your acceptance of this Offer Letter, this Offer Letter amends and restates in its entirety as of the Effective Date your offer letter with the Company dated October 3, 2018.

1.	Title. You will serve as interim Chief Financial Officer of the Company reporting directly to the Company’s Chief Operating Officer.

2.	Employment Location. You are expected to work at the Company’s corporate headquarters in Waltham, MA.

3.	Employment Start Date. Subject to completion of a satisfactory background screening, your employment with the Company will began on October 29, 2018.

4.

Base Salary.  From and after March 1, 2019, your annual base salary rate will be $225,000, less applicable withholding and deductions, and paid in accordance with the Company’s payroll practices in effect from time to time; provided, that if you are appointed as the Company’s Chief Financial Officer (i.e., not interim), your annual base salary rate will be $250,000 from and after the date of such appointment. There is no guarantee that you will be appointed the Company’s Chief Financial Officer.

5.

Bonus.  You will be eligible for a bonus in the discretion of the Company’s management.  From and after March 1, 2019, your targeted annual bonus will be $50,000; provided that if you are appointed as the Company’s Chief Financial Officer (i.e., not interim), your targeted annual bonus will be $75,000 from and after the date of such appointment.  There is no guarantee that you will be awarded any bonus in any period or that you will be appointed the Company’s Chief Financial Officer.

6.

Equity Incentive.  We will recommend to the compensation committee of the board of directors (the “Compensation Committee”) of the Company that you be awarded options to purchase an additional 20,000 shares of Company common stock.  The terms of the options will be as set forth in a separate award agreement (the “Award Agreement”), including, but not limited to, that (i) the exercise price of the options will be fair market value on the date of award and (ii) the options will vest 20% on the first anniversary of the grant date of such options and 5.00% per quarter thereafter

Mr. Brent Pearson

May 9, 2019

such that the options are fully vested on the fifth anniversary of the grant date for such options. If there is a conflict or ambiguity between the Award Agreement and this Offer Letter, the Award Agreement will control.  If you are appointed as the Company’s Chief Financial Officer (i.e., not interim), we will recommend to the Compensation Committee that you be awarded options to purchase an additional 20,000 shares of Company common stock.  The terms of the options will be as set forth in a separate award agreement substantially similar to the Award Agreement.  You will be eligible for periodic refresh option grants in the discretion of the Compensation Committee, and there is no assurance that any such award will be made or that you will be appointed the Company’s Chief Financial Officer.

7.

Employee Health & Welfare Benefits.  You will be offered benefits, including participation in the Company’s health and dental plans and 401(k) plan, consistent with those offered to similarly situated employees of the Company.

8.

Business Expenses. The Company will reimburse your out-of-pocket expenses incurred in connection with your service to the Company, subject to the Company’s policies in effect from time to time and applicable IRS guidelines.

9.	At-Will Employment. Your employment is “at-will” and may be terminated by you or the Company at any time for any reason or no reason.

10.	Non-Solicitation.

(a)

During the term of your employment and for a period of one year thereafter, you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization induce or attempt to induce any employee of the Company or its affiliates to leave employment of the Company or its affiliates (whether or not leaving employment would be a breach of contract by such other employee).

(b)

During the term of your employment and for a period of one year thereafter, you will not, directly or indirectly, on your own account or on behalf of or in conjunction with any other person or organization solicit any investor, borrower or other investee in/of the Company or any managed/advised investment vehicle of the Company or its affiliates with whom you either (i) had business-related contact with such investor, borrower or other investee during your employment with the Company or (ii) learned non-public information about such investor, borrower or other investee during your employment with the Company.

(c)

The restrictions in this Article 10 are necessary for the protection of the trade secrets, confidential information and goodwill of the Company and you consider them to be reasonable for such purpose.  You stipulate that irrevocable harm will result from breach of your obligations under this Article 10. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such breach or threatened breach and the right to specific performance of your obligations under this Article 10 (moreover, you hereby waive the adequacy of a remedy at law as a defense to such relief).  In addition, you agree that if you violate this Article 10, you will pay all of the Company’s reasonable costs of enforcement, including reasonable attorneys’ fees and expenses and court costs.

Mr. Brent Pearson

May 9, 2019

(d)

You stipulate that remedies at law are inadequate to compensate the Company for breach of your obligations under this Article 10 and the CIAA (as defined below) and that enforcement of each of the provisions of this Article 10 and the CIAA is in the public interest of the market for talent in the investment management industry and of investors in the Company and the investment vehicles managed/advised by the Company and its affiliates.

(e)

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (each as defined below), subject to receipt by the Company of a release by you of all known and unknown claims against the Company and its affiliates, the Company will pay you an amount equal to 50% of your annual base salary within 30 days of termination of your employment and expiration of any applicable rescission periods; provided, that if the Company terminates your employment without Cause or you terminate your employment for Good Reason (each as defined below), subject to receipt by the Company of a release by you of all known and unknown claims against the Company and its affiliates at any time after you are appointed as the Company’s Chief Financial Officer (i.e., not interim), the Company will pay you an amount equal to 100% of your annual base salary within 30 days of termination of your employment and expiration of any applicable rescission periods. There is no guarantee that you will be appointed the Company’s Chief Financial Officer.

(f)

For purposes of this Offer Letter, “Cause” shall mean: (a) your theft, dishonesty, misconduct, or falsification of any of the Company’s or its affiliates’ records; (b) any action by you outside of the scope of your employment agreement with the Company that has a material detrimental effect on the Company’s reputation or business as reasonably determined by the Company’s board of directors; (c) your substantial failure or inability to perform any reasonably assigned duties within the scope of your employment agreement with the Company that has not been cured within thirty business days of written notice from the Company to you, in each case, as determined by the Company’s board of directors in its sole discretion; (d) your material violation of any Company policy; (e) your conviction (including any plea of guilty or no contest) of any criminal act (other than traffic violations); or (f) your material breach of any written agreement with the Company or its affiliates which has not been cured within ten business days’ of written notice from the Company to you thereof.

(g)

For purposes of this Offer Letter, “Good Reason” shall mean your resignation from the Company within six months after the occurrence of any of the following events: (a) without your express prior written consent, the significant reduction of your duties, authority, responsibilities, job title, or reporting relationships relative to your duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to you of such reduced duties, authority, responsibilities, job title, or reporting relationships; (b) without your express prior written consent, a reduction by the Company of your base salary or bonus target as in effect immediately prior to such reduction or the Company’s failure to pay such amounts when due; (c) a material reduction by the Company in the kind or level of employee benefits, excluding salary and bonuses, to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other similar level employees of the Company); or (d) the relocation of your principal place of work to a facility or a location more than twenty five miles from your then present location, without your express prior written consent; provided, however, that in each case, your resignation shall not constitute Good Reason under this provision unless (i) you provide the Company with written notice of the applicable event or circumstance within thirty

Mr. Brent Pearson

May 9, 2019

days after you first have knowledge of it, which notice reasonably identifies the event or circumstance that you believe constitutes grounds for Good Reason, and (ii) the Company fails to correct the event or circumstance so identified within thirty days after receipt of such notice.

(h)

If you materially violate any provision of this Article 10 after the end of your employment, you agree that you will continue to be bound by the restrictions in this Article 10 until a period of one year has expired without any material violation of any of such provisions.

11.	General Provisions.

(a)

You understand, acknowledge and agree that your obligations under this Offer Letter will continue in accordance with the express terms of this Offer Letter regardless of any changes in your title, position, duties, salary or other compensation or other terms and conditions of employment, and that no change in any of the foregoing shall be considered to end your employment for purposes of this Offer Letter.

(b)	You will enter into the Company’s standard employee confidentiality and invention assignment agreement (“CIAA”) before beginning employment.

(c)

You are required to certify that you are a United States citizen, a non-citizen national of the United States, a lawful permanent resident or an alien authorized to work in the United States before beginning employment.

(d)

Amounts payable hereunder (net of taxes) shall be subject to the Company’s claw back policies if its financial statements are restated (a “Restatement”) or as otherwise required by applicable law or listing requirement; provided that, except as mandated by applicable law or listing rule, in the event of a claw-back because of a Restatement, (a) the Company may only claw-back payments earned in the period to which the Restatement applies and (b) in no event may the Company claw back any payments earned in periods occurring more than three years prior to such Restatement.  Claw backs by the Company required under applicable law shall not constitute a breach of the Company’s obligations hereunder nor constitute Good Reason.

(e)

You will devote substantially all your business efforts to service of the Company under this Offer Letter.  Subject to the Company’s code of ethics and compliance manual, each as in effect from time to time, you may participate in charitable, religious or civic organizations that do not materially interfere with your work for the Company.

(f)	This Offer Letter and the matters contemplated hereby will governed under the laws of the Commonwealth of Massachusetts.

(g)

Any dispute arising out of or relating to this Offer Letter or breach hereof or otherwise arising out of your employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination or any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration before a single arbitrator in Boston pursuant to the JAMS Employment Arbitration Rules and Procedures as then in effect, subject to a

Mr. Brent Pearson

May 9, 2019

direction to the arbitrator to apply such rules in a manner to minimize the cost and maximize the efficiency and speed of resolution to the maximum reasonable extent permitted under such rules consistent with obtaining a fully enforceable resolution of such dispute. The arbitrator must only choose between the position, in total, that you advance or the position, in total, that the Company advances as the closest to the correct resolution of all matters being arbitrated based on the law and the facts. This paragraph shall be specifically enforceable.  Notwithstanding the foregoing, this paragraph shall not preclude either party from pursuing a court action for the sole purposes of obtaining a temporary restraining order or a preliminary injection in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this paragraph.

(h)

This Offer Letter, the Award Agreement and the CIAA together with all of the Company’s policies and procedures relating to employees, as in effect from time to time (collectively, “Employment Documents”), constitute our entire agreement with respect to your employment with the Company and no prior negotiations, drafts, arrangements or understandings with respect thereto shall be of any effect.

(i)

The Company’s benefits, payroll and other human resource management service may be provided through one or more of the Company’s affiliates or a professional employer organization.  As a result of such arrangement, the affiliate or professional employment organization will be considered your employer of record for such purposes; however, the Company’s Chief Financial Officer will be responsible for the directing your work, reviewing your performance, setting your schedule and otherwise directing your work at the Company.

(j)

If any provision of this Offer Letter is held by an arbitrator or court of competent authority to be unenforceable, the parties intend that (i) the remaining provisions of this Offer Letter shall be enforced in accordance with their terms and (ii) the arbitrator or court shall substitute a replacement provisions that is enforceable that, as closely as possible, accomplishes the purposes intend by such original provision.

(k)	Any amendment or modification to this Offer Letter may only be made pursuant to a written agreement executed by each of the parties hereto.

If this Offer Letter correctly sets forth the terms of our agreement, please sign and return one copy whereupon it shall become our binding agreement.

Very truly yours,

/s/ Adam Kleinman

Adam Kleinman

President

Great Elm Capital Group, Inc.

Accepted and agreed to as of the date first written above:

/s/ Brent Pearson

Mr. Brent Pearson

May 9, 2019

_________________________

Brent Pearson